Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—August 17, 2026

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.027000 per unit, payable on September 15, 2026, to unitholders of record on August 31, 2026. The net profits interest calculation represents reported oil production for the month of May 2026 and reported natural gas production during April 2026. The calculation includes accrued costs incurred in June 2026.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	34,255	1,105	468,658	15,612	$95.23	$2.37
Prior Month	33,265	1,109	560,369	18,076	$95.55	$2.65

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $3.3 million for the current month on realized wellhead prices of $95.23/Bbl, up $0.1 million from the prior month’s oil cash receipts.

Recorded natural gas cash receipts from the Underlying Properties totaled $1.1 million for the current month on realized wellhead prices of $2.37/Mcf, down $0.4 million from the prior month.

Total accrued operating expenses increased $0.2 million from the prior month to $2.7 million, and capital expenditures decreased $0.7 million from the prior month at $0.3 million.

The Sponsor has indicated to the Trustee that the recent uptick in oil prices has increased the potential for drilling by certain operators of the Underlying Properties. Given the potential increase in expected spending, COERT Holdings 1 LLC (the “Sponsor”) has notified the Trustee that the Sponsor continues to maintain the previously disclosed cash reserve of $2.0 million that it has established for approved, future development expenses on the Underlying Properties. As previously disclosed, this reserve is intended to fund an expected increase in billed development expenses; however, if those expenses are ultimately delayed or are less than expected, or if the outlook changes, amounts reserved but unspent will be released as an incremental cash distribution in a future period.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expectations regarding future development on the Underlying Properties and expected capital expenditures related to such future development. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which can fluctuate significantly as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. In addition, future monthly capital expenditures may exceed the average levels experienced in 2025 and prior periods, which could reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 23, 2026. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555